Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. (a development stage company) on Form S-8 of our report dated January 29, 2014, with respect to our audits of the financial statements of Advaxis, Inc. (a development stage company) as of October 31, 2013 and 2012 and for the years then ended appearing in the Annual Report on Form 10-K of Advaxis, Inc. (a development stage company) for the year ended October 31, 2013.

/s/ Marcum LLP
New York, NY
July 16, 2014